EXHIBIT 10.15


                        SYNCOR INTERNATIONAL CORPORATION
                        1990 MASTER STOCK INCENTIVE PLAN
                                 AWARD AGREEMENT




Name of Participant        :
Address of Participant     :

Social Security Number     :
Number of Shares           :
Exercise Price Per Share   :
Award Date                 :
Expiration Date            :


         WHEREAS, pursuant to the Corporation's 1990 Master Stock Incentive Plan (the "Plan"), the Participant has been granted an Incentive Stock Option (the "Option" or "Award") to purchase shares of Common Stock of the Corporation upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the Participant and the Corporation agree as follows:

         1. GRANT OF OPTION. The Corporation has granted to the Participant as a matter of separate inducement and agreement in connection with his or her employment, and not in lieu of any salary or other compensation for his or her services, the right and option to purchase, in accordance with the Plan and on the terms and conditions of the Plan and those hereinafter set forth, all or any part of the number of shares of Common Stock stated above (the "Common Stock") at the price stated above (the "Price"), exercisable from time to time subject to the provisions of this Award Agreement prior to the close of business on the Expiration Date stated above.

         2. EXERCISABILITY OF OPTION. Except as otherwise provided in the Plan or this Award Agreement, the Option shall become exercisable from time to time as follows: (i) 25% of the Common Stock shall become purchasable twelve months after the Award Date; (ii) an additional 25% of the Common Stock shall become purchasable twenty-four months after the Award Date; (iii) an additional 25% of the Common Stock shall become purchasable thirty-six months after the Award Date; and (iv) an additional 25% of the Common Stock shall become pur-chasable forty-eight months after the Award Date; provided, however, that the Option may not be exercised as to less than 10 shares at any one time unless the number of shares purchased is the total number at the time available for purchase under an installment of the Option. If the Participant does not, in any given installment period, purchase all of the shares which he or she is entitled to purchase in such installment period, the Participant's right to purchase any shares not so purchased shall continue until the Expiration Date, unless theretofore terminated in accordance with the provisions hereof and of the Plan. The Option may be exercised only as to whole shares.

         3. LIMITATION ON TREATMENT OF OPTIONS AS "INCENTIVE" OPTIONS FOR TAX PURPOSES. Pursuant to Section 422(d) of the Internal Revenue Code of 1986, as amended, the aggregate Fair Market Value of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year (under all plans of the Corporation or its subsidiaries) cannot exceed $100,000 determined as of the dates such options were granted. To the extent that such aggregate Fair Market Value exceeds $100,000, the number of options treated as Incentive Stock Options shall be reduced to meet the $100,000 limit, and the most recently granted options shall be first treated as Nonqualified Options. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, or in the event said aggregate Fair Market Value exceeds $100,000 in any calendar year as a result of an acceleration of awards pursuant to Section 6.4 of the Plan or otherwise, the Corporation may, in the manner and to the extent permitted by law, designate which shares are to be treated as stock acquired pursuant to the exercise of an Incentive Stock Option.

         4. METHOD OF EXERCISE AND PAYMENT. Each exercise of the Option shall be by means of written notice of exercise duly delivered to the Corporation, specifying the number of whole shares with respect to which the Option is being exercised, together with any written statements required pursuant to Section 11 below and payment of the Price made in accordance with Section 2.2 of the Plan.

         5. NOT A CONTRACT FOR EMPLOYMENT. Nothing contained in this Award Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or constitute any contract or agreement of employment. The Participant acknowledges that the Corporation has the right to terminate the Participant at will. Nothing contained in this Award Agreement or in the Plan shall interfere in any way with the right of the Corporation to
(a) terminate the employment of the Participant at any time for any reason whatsoever, with or without cause, or (b) reduce the compensation received by the Participant from the rate in existence on the Award Date.

         6.  EFFECT OF TERMINATION OF EMPLOYMENT.

         (a) The Option and all other rights hereunder, to the extent such rights shall not have been exercised prior thereto, shall terminate and become null and void on the date the Participant ceases to be employed by the Cor-poration; provided, however, that the Participant may, to the extent the Option shall have become exercisable prior to such date, exercise the Option at any time within (1) up to three months after termination of employment other than termination for Retirement, Total Disability, death or through discharge for cause; (2) up to twelve months after such termination if such termination occurs by reason of Retirement or Total Disability; or (3) up to twelve months after the Participant's death, if the Participant dies while in the employ of the Company or during the period referred to in clause (2) above. During the period after death, the Option may, to the extent exercisable on the date of death (or earlier termination), be exercised by the person or persons to whom the Par-ticipant's rights under the Plan and this Award Agreement shall pass by will or by the applicable laws of descent and distribution. Unless sooner terminated pursuant to the Plan, the Option shall expire at the end of the applicable period specified in clauses (1), (2) or (3) above, to the extent not exercised within that period.

         (b) Notwithstanding the foregoing, the Award will cease to be an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option unless such Award is exercised prior to (1) three months after the Participant's termination of employment for any reason other than death or Total Disability, (2) one year after the Participant's termination of employment, if such termination is by reason of Total Disability or if the Participant's Total Disability occurs within the three-month period following termination of employment for a reason other than Total Disability, or (3) the Expiration Date, if the Participant's termination of employment is by reason of death or if the Participant dies within the three-month period following termination of employ-ment for a reason other than death. In no event may any Option be exercised by any person after the Expiration Date.

         7. NON-ASSIGNABILITY OF OPTION. The Option shall not be subject to sale, transfer, pledge, assignment or alienation other than by will or the laws of descent and distribution regardless of any community property or other interest therein of the Participant's spouse or such spouse's successor in interest. In the event that the spouse of the Participant shall have acquired a community property interest in the Option, the Participant, or such transferees, may exercise it on behalf of the spouse of the Participant or such spouse's successor in interest.

         8. ADJUSTMENTS UPON SPECIFIED CHANGES. As set forth in Section 6.2 of the Plan, upon the occurrence of specified events relating to the Cor-poration's stock, adjustments will be made in the number and kind of shares that may be issuable under, or in the consideration payable with respect to, an Award.

         9. ACCELERATION. Upon the occurrence of an Event as defined in the Plan, including a Change of Control, the Award shall become immediately exer-cisable to the full extent theretofore not exercisable unless prior to an Event the Board determines otherwise; subject, however, to compliance with applicable regulatory requirements, including without limitation Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 422A of the Internal Revenue Code of 1986, as amended.

         10. PARTICIPANT NOT A SHAREHOLDER. Neither the Participant nor any other person entitled to exercise the Option shall have any of the rights or privileges of a shareholder of the Corporation as to any shares of Common Stock for which stock certificates have not been actually issued and delivered to him or her. No adjustment will be made for dividends or other rights for which the record date is prior to the date on which such stock certificate or certificates are issued even if such record date is subsequent to the date upon which notice of exercise was delivered and the tender of payment was accepted.

         11. APPLICATION OF SECURITIES LAWS.

         (a) No shares of Common Stock may be purchased pursuant to the Option unless and until any then applicable requirements of federal and state securi-ties laws and regulations, and any exchanges upon which the Common Stock may be listed, shall have been fully satisfied. The Participant represents, agrees and certifies that:

             (1) If the Participant exercises the Option in whole or in part at a time when there is not in effect under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement relating to the Common Stock issuable upon exercise and available for delivery to him or her a prospectus meeting the requirements of Section 10 of the Securities Act ("Prospectus"), the Participant will acquire the Common Stock issuable upon such exercise for the purpose of investment and not with a view to resale or distribution and that, as a condition to each such exercise, he or she will furnish to the Corporation a written statement to such effect, satisfactory in form and substance to the Corporation; and

             (2) If and when the Participant proposes to publicly offer or sell the Common Stock issued to him or her upon exercise of the Option, the Participant will notify the Corporation prior to any such offering or sale and will abide by the opinion of counsel to the Corporation as to whether and under what conditions and circumstances, if any, he or she may offer and sell such shares, but such procedure need not be fol-lowed if a Prospectus was delivered to the Participant with the shares of Common Stock and the Common Stock was and is listed on a national securities exchange or traded as a National Market System security through the facilities of NASDAQ.

         (b) The Participant understands that the certificate or certificates representing the Common Stock acquired pursuant to the Option may bear a legend referring to the foregoing matters and any limitations under the Securities Act and state securities laws with respect to the transfer of such Common Stock, and the Corporation may impose stop transfer instructions to implement such limita-tions, if applicable. Any person or persons entitled to exercise the Option under the provisions of Section 6 above shall be bound by and obligated under the provisions of this Section 11 to the same extent as is the Participant.

         (c) The Board of Directors of the Corporation may impose such con-ditions on an Award or on its exercise or acceleration or on the payment of any withholding obligation (including without limitation restricting the time of exercise to specified periods) as may be required to satisfy applicable regula-tory requirements, including, without limitation, Rule 16b-3 (or any successor rule) promulgated by the Commission pursuant to the Exchange Act.

         12. NOTICES. Any notice to be given to the Corporation under the terms of the Award Agreement or pursuant to the Plan shall be in writing and addressed to the Secretary of the Corporation at its principal office and any notice to be given to the Participant shall be addressed to him or her at the address stated above, or at such other address as either party may hereafter designate in writing to the other party. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or cer-tification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

         13. EFFECT OF AWARD AGREEMENT. The Award Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors of the Corporation to the extent provided in Section 6.2(b) of the Plan.

         14. TAX WITHHOLDING. The provisions of Section 6.6 of the Plan are hereby incorporated and shall govern any withholding that the Corporation or Subsidiary employing the Participant is required to make with respect to an exercise of the Option, as well as the Company's right to condition a transfer of Common Stock upon compliance with the applicable withholding requirements of federal, state and local authorities.

         15. TERMS OF PLAN GOVERN. The Award and this Award Agreement are subject to, and the Corporation and the Participant agree to be bound by, all of the terms and conditions of the Plan. Capitalized terms used in this Award Agreement have the meanings defined in the Plan. The Participant acknowledges receipt of a copy of the Plan. The rights of the Participant are subject to limitations, adjustments, modifications, suspension and termination in certain circumstances and upon the occurrence of certain conditions as set forth in the Plan.

         16. LAW APPLICABLE TO CONSTRUCTION. The interpretation, performance and enforcement of the Award and this Award Agreement shall be governed by the laws of the State of Delaware.

         17. NOTICE OF DISPOSITION. The Participant agrees to notify the Corporation of any sale or other disposition of any shares of Common Stock received upon exercise of the Option if such sale or disposition occurs within two years after the Award Date or within one year after the date of exercise of the Option.

         IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the Award Date.

COMPANY:                          OPTIONEE:

SYNCOR INTERNATIONAL CORPORATION,
a Delaware corporation


By: /s/ Gene R. McGrevin                         By: /s/ Charles A. Smith
    ____________________________                     _________________________
    GENE R. MCGREVIN                                      CHARLES A. SMITH
    President and Chief Executive
    Officer


Date:                                          Date:
      __________________________                     __________________________




                                  CONSENT OF SPOUSE


         I join with my spouse, the Participant herein named, in executing the foregoing Incentive Stock Option Award Agreement and agree to be bound by all of the terms and provisions thereof and of the Plan.



                                  ___________________________________
                                  Signature of Participant's Spouse